EXECUTION VERSION

GENERAL RELEASE AND WAIVER OF CLAIMS (this “Release”), by Gregory A. Dufour (“Employee”) in favor of Camden National Bank, Camden National Corporation and their respective subsidiaries (collectively, the “Company”), affiliates, stockholders, beneficial owners of its stock, its current or former officers, directors, employees, members, attorneys and agents, and their predecessors, successors and assigns, individually and in their official capacities (together, the “Released Parties”).
WHEREAS, Employee has been employed as President and Chief Executive Officer;
WHEREAS, Employee’s employment with the Company terminated, effective as of March 31, 2024 (the “Termination Date”); and
WHEREAS, the vesting of certain performance share units and restricted share awards under that certain Transition Employment and Retention Agreement entered into by the Company and Employee, dated August 16, 2023 (the “Transition Agreement”), is conditioned on the execution and non-revocation of this Release.
NOW, THEREFORE, in consideration of the covenants and agreements hereinafter set forth, the parties agree as follows:
1.General Release. Employee knowingly and voluntarily waives, terminates, cancels, releases and discharges forever the Released Parties from any and all suits, actions, causes of action, claims, allegations, rights, obligations, liabilities, demands, entitlements or charges (collectively, “Claims”) that Employee (or Employee’s heirs, executors, administrators, successors and assigns) has or may have, whether known, unknown or unforeseen, vested or contingent, by reason of any matter, cause or thing occurring at any time before and including the date Employee signs this Release (the “Execution Date”), including all claims arising under or in connection with Employee’s employment or termination of employment with the Company, including, without limitation: Claims under United States federal, state or local law and the national or local law of any foreign country (statutory or decisional), for wrongful, abusive, constructive or unlawful discharge or dismissal, for breach of any contract, or for discrimination based upon race, color, ethnicity, sex, age, national origin, religion, disability, sexual orientation, or any other unlawful criterion or circumstance, including rights or Claims under the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act of 1990 (“OWBPA”), violations of the Equal Pay Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Civil Rights Act of 1866 (42 U.S.C. §1981), the Maine Human Rights Act, the Americans with Disabilities Act of 1991, the Employee Retirement Income Security Act of 1974 (“ERISA”), the Rehabilitation Act of 1973, the Fair Labor Standards Act, the National Labor Relations Act, the Immigration Reform and Control Act, the False Claims Act, the Occupational Safety and Health Act, the Maine Wage Payment Law, the Maine Whistleblowers’ Protection Act, the Family and Medical Leave Act, Maine Family and Medical Leave Requirements, Executive Order 11246, the Worker Adjustment Retraining and Notification Act, including all amendments to any of the aforementioned acts; and violations of any other federal, state, or municipal fair employment statutes or laws, including, without limitation, violations of any other law, rule, regulation, or ordinance pertaining to employment, wages, overtime pay, compensation, hours worked, or any other Claims for compensation or bonuses, whether or not paid under any compensation plan or arrangement; breach of contract; invasion of privacy; tort and other common law Claims; defamation; libel; slander; compelled self-publication defamation or other injury resulting from any oral or written statement or action made or taken by any of the Released Parties; impairment of economic opportunity; defamation; sexual harassment; retaliation; attorneys’ fees; emotional distress; intentional infliction of emotional distress or other personal injury; assault; battery, pain and suffering; punitive or exemplary damages; and life insurance, group medical insurance or other fringe benefits of any kind whatsoever (the “Released Matters”).
Employee further agrees to waive any and all rights under the laws of any jurisdiction in the United States, or any other country, that limit a general release to those claims that are known or suspected to exist in Employee’s favor as of the Effective Date (as defined below). For the purpose of implementing a full and complete release, Employee expressly acknowledges and agrees that this Release releases all claims existing or arising prior to Employee signing this Release which Employee has or may have against the Released Parties, whether such claims are known or unknown and suspected or unsuspected by Employee and Employee forever waives all inquiries and investigations into any and all such claims.
2.Surviving Claims.    Notwithstanding anything herein to the contrary, this Release shall not:
(i)release any Claims for the vesting of certain performance share units and restricted share awards under Section 3(c) of the Transition Agreement;
(ii)release any Claim for employee benefits under plans covered by ERISA to the extent any such Claim may not lawfully be waived or for any payments or benefits under any Company plans that have vested according to the terms of those plans;
(iii)release any Claims for payment of amounts payable under any applicable workers’ compensation or unemployment compensation law;
(iv)release any Claim that Employee may wish to file with any state human rights agency or commission, or federal Equal Employment Opportunity Commission (“EEOC”) or the Maine Human Rights Commission (“MHRC”); provided, that Employee may not receive monetary damages in connection with any proceeding concerning the Released Matters;
(v)release any Claim for indemnification from the Company with respect to Employee’s activities on behalf of the Company prior to the Termination Date under the Company’s Amended and Restated Bylaws and coverage under the Company’s directors’ and officers’ liability insurance policy;
(vi)release any Claim relating to any matter, cause or thing occurring after the Execution Date; or
(vii)release any Claim that may not lawfully be waived.

3.Protected Activity. Notwithstanding anything herein to the contrary, this Release shall not:
(i)preclude Employee from disclosing or discussing information lawfully acquired about wages, hours or other terms and conditions of employment if used for purposes protected by Section 7 of the National Labor Relations Act such as joining or forming a union, engaging in collective bargaining or engaging in other concerted activity for the mutual aid or protection of employees; or
(ii)limit Employee’s rights under applicable law to provide information to any governmental entity or to file a charge with or participate in an investigation conducted by any governmental entity (including, for the avoidance of doubt, any investigation or proceeding conducted by any state human rights agency or commission, or federal EEOC or the MHRC), and Employee does not need any Released Party’s permission to do so. In addition, it is understood that this Release shall not require Employee to notify any Released Party of a request for information from any governmental entity or of Employee’s decision to file a charge with or participate in an investigation conducted by any governmental entity. Notwithstanding the foregoing, Employee recognizes that, in connection with the provision of information to any governmental entity, Employee must inform such governmental entity that the information Employee is providing is confidential. Despite the foregoing, Employee is not permitted to reveal to any third party, including any governmental entity, information Employee came to learn during Employee’s service to the Company that is protected from disclosure by any applicable privilege, including but not limited to the attorney-client privilege or attorney work product doctrine. The Company does not waive any applicable privileges or the right to continue to protect its privileged attorney- client information, attorney work product, and other privileged information. In addition, Employee agrees to waive Employee’s right to recover monetary damages in connection with any charge, complaint or lawsuit pertaining to the Released Matters filed by Employee or anyone else on Employee’s behalf (whether involving a governmental entity or not); provided that Employee is not agreeing to waive, and this Release shall not be read as requiring Employee to waive, any right Employee may have to receive an award for information provided to any governmental entity.
4.Additional Representations. Employee further represents and warrants that Employee has not filed any civil action, suit, arbitration, or legal proceeding pertaining to private claims against any Released Party nor, has Employee assigned, pledged, or hypothecated as of the Execution Date any Claim to any person and no other person has an interest in the Claims that Employee is releasing.
5.Acknowledgements by Employee. Employee acknowledges and agrees that Employee has read this Release in its entirety and that this Release is a general release of all known and unknown Claims, including claims under the Age Discrimination in Employment Act. Employee further acknowledges and agrees that:

(i)this Release does not release, waive or discharge any rights or Claims that may arise for actions or omissions after the Execution Date of this Release and Employee acknowledges that Employee is not releasing, waiving or discharging any Age Discrimination in Employment Act Claims that may arise after the Execution Date of this Release;
(ii)Employee is entering into this Release and releasing, waiving and discharging rights or Claims only in exchange for consideration which Employee is not already entitled to receive;
(iii)Employee has been advised, and is being advised by the Release, to consult with an attorney before executing this Release; Employee acknowledges that Employee has consulted with counsel of Employee’s choice concerning the terms and conditions of this Release;
(iv)this Release includes a release of claims under the Age Discrimination in Employment Act. Employee has been advised, and is being advised by this Release, that Employee has been given at least twenty-one (21) days within which to consider the Release, but Employee can execute this Release at any time prior to the expiration of such review period. Any changes to this Release will not restart the twenty-one (21) day review period; and
(v)Employee may revoke this Release at any time during such seven-day period by delivering (or causing to be delivered) written notice of his revocation of this Release to Carolyn Crosby at ccrosby2@camdennational.bank or 2 Elm Street, Camden, Maine 04843 no later than 5:00 p.m. Eastern time on the seventh (7th) full day following the Execution Date of this Release (the “Effective Date”). Employee agrees and acknowledges that a letter of revocation that is not received by such time on the Effective Date will be invalid and will not revoke this Release. Employee is aware that this Release shall become null and void if Employee revokes Employee’s agreement to this Release within seven (7) days following the Execution Date of this Release.
6.Cooperation with Investigations and Litigation. Employee agrees, upon the Company’s request, to reasonably cooperate with the Company in any investigation, litigation, arbitration or regulatory proceeding regarding events that occurred during Employee’s tenure with the Company or its affiliate, including making himself reasonably available to consult with Company’s counsel, to provide information and to give testimony. Company will reimburse Employee for reasonable out-of-pocket expenses Employee incurs in extending such cooperation, so long as Employee provides advance written notice of Employee’s request for reimbursement and provides satisfactory documentation of the expenses. Nothing in this section is intended to, and shall not, restrict or limit Employee from exercising Employee’s protected rights in Section 3 hereof or restrict or limit Employee from providing information in response to a subpoena, other legal process or valid governmental inquiry. The term “cooperation” does not mean that Employee must provide information that is favorable to the Company; it means only that Employee will provide information within Employee’s knowledge and possession upon the Company’s request.

7.Confidentiality. In connection with Employee’s employment with the Company, Employee has had access to non-public information and materials concerning the business affairs of the Company, and/or its present or former partners, managing directors, shareholders, employees, agents, directors, officers, clients, or other third parties or the personal affairs of such individuals (“Confidential Information and Materials”), as well as other information and materials relating to the Company or its people that Employee is expected to handle discreetly. Employee agrees to hold all Confidential Information and Materials in strict confidence and to not give, disclose, copy, reproduce, sell, assign, license, market or transfer Confidential Information and Materials to any person, firm or corporation, nor allow anyone to do so on Employee’s behalf. Employee’s signature below will confirm that Employee has returned to the Company all originals and copies of documents and other materials (in hard or electronic form) relating to the Company or containing or derived from Confidential Information and Materials which are in Employee’s possession or control. Employee undertakes to immediately return to the Company any property belonging to it (or any affiliate) that subsequently comes into Employee’s possession, custody or control. Employee is hereby notified that the immunity provisions in Section 1833 of title 18 of the United States Code provide that an individual cannot be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that is made (1) in confidence to federal, state or local government officials, either directly or indirectly, or to an attorney, and is solely for the purpose of reporting or investigating a suspected violation of the law, (2) under seal in a complaint or other document filed in a lawsuit or other proceeding, or (3) to Employee’s attorney in connection with a lawsuit for retaliation for reporting a suspected violation of law (and the trade secret may be used in the court proceedings for such lawsuit) as long as any document containing the trade secret is filed under seal and the trade secret is not disclosed except pursuant to court order. Nothing in this section is intended to, and shall not, restrict or limit Employee from exercising Employee’s protected rights under Section 3 hereof or restrict or limit Employee from providing information in response to a subpoena, other legal process or to a governmental or regulatory body or in the event of litigation between Employee and the Company or its affiliates, or prohibit Employee from making statements or engaging in any other activities or conduct protected by the National Labor Relations Act. For the avoidance of doubt, nothing herein shall be construed to prevent or limit Employee from recovering a bounty or award for providing information to any governmental authority concerning any suspected violation of law.
8.Non-Disparagement. To the fullest extent permitted by law, Employee agrees not to make any defamatory or disparaging statements concerning the Company or any of its affiliates or predecessors and their respective directors, officers and employees. Nothing in this section is intended to, and shall not, restrict or limit Employee from exercising Employee’s protected rights under Section 3 hereof or restrict or limit Employee from providing information in response to a subpoena, other legal process or to a governmental or regulatory body or in the event of litigation between Employee and the Company or its affiliates, or prohibit Employee from making statements or engaging in any other activities or conduct protected by the National Labor Relations Act. For the avoidance of doubt, nothing herein shall be construed to prevent or limit Employee from recovering a bounty or award for providing information to any governmental authority concerning any suspected violation of law.

9.Governing Law. To the extent not subject to federal law, this Release will be governed by and construed in accordance with the law of the State of Maine applicable to contracts made and to be performed entirely within that state.
10.Severability. If any provision of this Release should be declared to be unenforceable by any administrative agency or court of law, then remainder of the Release shall remain in full force and effect.
11.Captions; Section Headings. Captions and section headings used herein are for convenience only and are not a part of this Release and shall not be used in construing it.
12.Counterparts; Facsimile Signatures. This Release may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original instrument without the production of any other counterpart. Any signature on this Release, delivered by either party by photographic, facsimile or PDF shall be deemed to be an original signature thereto.
IN WITNESS WHEREOF, Employee has signed this Release on April 1, 2024.

/s/ Gregory A. Dufour
Gregory A. Dufour